Exhibit 19.1

INSIDER TRADING POLICY

I. Introduction

The purpose of this Insider Trading Policy (this “Policy”) is to promote compliance with applicable United States federal and state securities laws by BIO-key International Inc. (“BIO-key” or the “Company”) and all directors, officers and employees thereof, in order to preserve the reputation and integrity of BIO-key as well as that of persons affiliated therewith.

II. Applicability

The Policy is applicable to all “Covered Persons,” as defined below. Every director, officer and employee of the Company must read and retain this Policy. Questions regarding this Policy should be directed to the Company’s Chief Executive Officer (“CEO”) and/or Chief Financial Officer (“CFO”).

III. Policy

It is the Company’s policy that no (i) director, officer or other employee of the Company, (ii) agent or advisor of the Company (such as its auditors, consultants or attorneys) or (iii) Related Person (as defined below) thereof (individually a “Covered Person” and, collectively, the “Covered Persons”) having material, nonpublic information relating to the Company may transact in shares of Common Stock or other capital stock or securities of the Company, including, without limitation, options, warrants, preferred stock, bonds, notes and convertible securities (collectively, “Company Securities”) or engage in any other action to take advantage of, or pass on to others, such information. This Policy also applies to material, nonpublic information relating to any other company (1) with which the Company does business, including the Company’s customers, vendors and suppliers or (2) that are involved in a potential transaction or business relationship with the Company (collectively, the “Business Partners”), when such information is obtained in the course of employment with, or other services performed on behalf of, the Company.

To avoid even the appearance of impropriety, additional restrictions on transacting in Company Securities, which are set forth in Section VI of this Policy, apply to directors and executive officers.

Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of a Covered Person in conflict with the best interests of the Company and its stockholders.

IV. Definitions/Explanations

A. Who is an “Insider?”

Any person (including Covered Persons) who possesses material, nonpublic information is considered an insider as to that information.

B. What is “Material” Information?

The materiality of information depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if the facts would have been viewed by the reasonable investor as having significantly altered the “total mix” of information publicly available. Material information can be positive or negative and can relate to virtually any aspect of a company’s business and impact the value of any type of security – debt or equity.

Some examples of material information include:

●	unpublished financial results;
●	news of a pending or proposed transaction, such as a significant merger, acquisition, divestiture or joint venture, even if such transaction is preliminary in nature;
●	stock splits or dividends, calls for redemption of securities and other events regarding the Company’s outstanding securities;
●	acquisition or loss of a significant member contract;
●	development of a significant new product or process;
●	change in control or a change in management;
●	change in auditors or auditor notification that the Company can no longer rely on an auditor’s report;
●	new equity or debt offerings or purchases (whether publicly or privately);
●	significant change in strategy or development involving corporate relationships;
●	significant litigation exposure or regulatory action; and
●	impending bankruptcy or receivership.

The above list is only illustrative; many other types of information may be considered “material,” depending on the circumstances. The materiality of particular information should be reviewed on a frequent basis.

C. What is “Nonpublic” Information?

Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Thomson Reuters, The Wall Street Journal, the Associated Press or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.

In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. Generally, two full trading days following publication is viewed as a reasonable time period before such information is deemed to be public. Therefore, if an announcement is made before the commencement of trading on a Monday, an employee (as an example) may trade in Company Securities starting on Wednesday of that week, because two full trading days would have elapsed by then (all of Monday and Tuesday). If the announcement is made on Monday after trading begins, the employee may not trade in Company Securities until Thursday. If the announcement is made on Friday after trading begins, the employee may not trade in Company Securities until Wednesday of the following week.

D. Who is a “Related Person?”

For purposes of this Policy, a Related Person includes immediate family members of directors, officers and employees of the Company residing in their households and other members of their households, economic dependents of such directors, officers and employees, and other persons (including immediate family members) or entities (such as trusts, partnerships, corporations and investment clubs) over which such directors, officers and employees influence of have or share voting or investment control.

V. Trading Guidelines and Requirements

A. Non-disclosure of Material Nonpublic Information

Material, nonpublic information is strictly confidential and must not be disclosed whether through written, oral or electronic means to anyone, except the persons within the Company or third party agents of the Company such as investment banking advisors or outside legal counsel whose positions or roles require them to know such information, until such information has been publicly released by the Company. Notwithstanding the foregoing, this Policy in no way prohibits good faith reports of potential illegal conduct to the Securities and Exchange Commission (“SEC”) or other regulatory bodies.

B. Prohibited Trading in Company Securities

No insider may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts, when such person has knowledge of material, nonpublic information concerning the Company. Further, no insider may make loans, pledges, gifts, charitable donations or other contributions of Company Securities when such person has knowledge of material, nonpublic information concerning the Company.

Insiders may not engage in hedging transactions. No insider may trade in options, warrants, puts or calls or similar instrument involving Company Securities or sell Company Securities “short.” Further, no insider may hold Company Securities in margin accounts. Anyone may, of course, in accordance with this Policy and other Company policies, exercise options granted thereto by the Company.

C. Sales Under SEC Rule 10b5-1

Directors, executive officers and significant stockholders (beneficial holders of 5% or more of the Company’s issued and outstanding stock) or other insiders may elect to sell shares pursuant to contracts, plans or instructions (“Rule 10b5-1 Plans”) complying with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (“Exchange Act”). Any insider wishing to establish a Rule 10b5-1 Plan must follow the requirements of Rule 10b5-1 under the Exchange Act and the requirements of this Policy, as follows:

●

A proposed Rule 10b5-1 Plan must be approved by the Company’s CEO or CFO before it is adopted and must be submitted for approval to the CEO or CFO not less than five trading days prior to adoption of the Rule 10b5-1 Plan.

●	The Rule 10b5-1 Plan must be in writing and signed by the person adopting the Rule 10b5-1 Plan.
●	The Rule 10b5-1 Plan must be adopted at a time when:
o	the person adopting the Rule 10b5-1 Plan is not aware of any material nonpublic information; and
o	the Company is not in a black-out period with respect to the person adopting the Rule 10b5-1 Plan.
●

The Rule 10b5-1 Plan must be entered in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, and the person adopting the Rule 10b5-1 Plan must act in good faith with respect to the Rule 10b5-1 Plan.

●	The Rule 10b5-1 Plan must include representations that, on the date of adoption of the Rule 10b5-1 Plan, the person adopting the Rule 10b5-1 Plan:
o	is not aware of material nonpublic information about the Company or Company Securities; and
o	is adopting the Rule 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.
●

The person adopting the Rule 10b5-1 Plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the Rule 10b5-1 Plan and must agree not to enter into any such transaction while the Rule 10b5-1 Plan is in effect.

●	A person may adopt a Rule 10b5-1 Plan designed to cover a single trade only once in any consecutive 12-month period except as permitted by Rule 10b5-1.
●

For all directors, executive officers and other employees designated as “officers” of the Company under Section 16 of the Exchange Act, transactions cannot begin under the Rule 10b5-1 Plan until the later of (i) 90 days after adopting the Rule 10b5-1 Plan or (ii) two business days after the Company files its 10-K or 10-Q for the fiscal quarter in which the Rule 10b5-1 Plan was adopted (not to exceed 120 days after adoption). For all other persons, transactions cannot begin for 30 days after the Rule 10b5-1 Plan is adopted.

●	The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
●	Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade.

●	All transactions during the term of the Rule 10b5-1 Plan must be conducted through the Rule 10b5-1 Plan (except as permitted by Rule 10b5-1).
●

In addition, the person adopting the Rule 10b5-1 Plan may not have multiple overlapping or an outstanding (and may not subsequently enter into any additional) Rule 10b5-1 Plan except as permitted by Rule 10b5-1.

If a person that adopted a Rule 10b5-1 Plan terminates the plan prior to its stated duration, such person may not trade in or otherwise effect transactions in Company Securities until after the expiration of 30 calendar days following termination, and then only in accordance with the Policy. The Company must be promptly notified of any modification or termination of the Rule 10b5-1 Plan, including any suspension of trading under the Rule 10b5-1 Plan, and the Company must have authority to require the suspension or cancellation of the Rule 10b5-1 Plan at any time.

All transactions effected under a Rule 10b5-1 Plan are not subject to the black-out periods and pre-clearance procedures described herein, but each Rule 10b5-1 Plan must provide that the CEO or CFO be notified of any transactions made under such Rule 10b5-1 Plan.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company Securities, even pursuant to a previously approved Rule 10b5-1 Plan, if the CEO, CFO or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Rule 10b5-1 Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company Securities. Failure to discontinue purchases, sales and other transactions as directed will constitute a violation of the terms of this Section V.C. and result in a loss of the exemption set forth herein.

D. Twenty-Twenty Hindsight

If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction relating to the Company Securities an insider should carefully consider how such person’s transaction may be construed in the bright light of hindsight. Again, in the event of any questions or uncertainties about the Policy, please consult the Company’s CEO or any person to which the CEO has delegated responsibility for advising on this Policy.

E. “Tipping” Information to Others

Insiders may be liable for communicating or tipping material, nonpublic information to any third party (“tippee”), even if such third party is not a Related Person. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, tippees who pass such information along to others who trade on such information will be liable. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings.

F. Trading in Other Securities

No insider may place purchase or sell orders or recommend that another person place a purchase or sell order involving the securities of a Business Partner if such insider learns of material, nonpublic information about such Business Partner in the course of such insider’s employment or other special relationship with BIO-key.

G. Post-Termination/Separation Transactions

This Policy continues to apply to transactions in the Company Securities by a Covered Person following termination of employment or other services with the Company if such Covered Person is aware of material, nonpublic information until such time that the information becomes public or is no longer material.

VI. Additional Restrictions and Requirements for Directors, Executive Officers and other Nominated Individuals

A. Trading Window

In addition to being subject to all of the other limitations in this Policy, directors and executive officers of the Company may only buy or sell Company Securities in the public market during the period beginning two full trading days after the release of the Company’s quarterly earnings (and the Form 10-Q or Form 10-K is filed) and ending two weeks prior to the end of the next fiscal quarter. See Section V.C. for exceptions relating to Rule 10b5-1 Plans (as defined above). Additionally, the Company may establish event-specific black-out periods from time to time which will further limit the time during which directors and executive officers of the Company may buy or sell Company Securities in the public market.

B. Pre-Clearance

Directors and executive officers of the Company as such terms are defined pursuant to Section 16 of the Exchange Act must obtain prior clearance from the Company’s CEO or CFO before any purchases or sales of Company Securities including any exercise of stock options are made thereby. The CEO or CFO will consult as necessary with senior management of and/or counsel to the Company before clearing any proposed trade. Each proposed purchase and sale will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order for a purchase or sale of Company Securities is not placed within that 48-hour period, clearance of such purchase or sale as the case may be, must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

C. No Exception for Hardship

The existence of a personal financial emergency or other personal circumstances are not mitigating factors under the securities laws and will not excuse an insider from compliance with this Policy.

D. Nominated Individuals

For the avoidance of doubt, the Company may choose to designate certain individuals as being expressly required to operate as insiders, whether or not they actually possess any specific insider information. For that purpose, every member of the Board of Directors, the CEO and CFO and any other executive officers are deemed to be nominated whether on a published list or not.

E. Certification

It is a condition of employment or continued employment with the Company that every employee read and acknowledge acceptance of this Policy as requested by the Company.

VII. The Consequences of Insider Trading

Individuals who trade on material, nonpublic information or tip information to others can be subject to an array of civil and criminal penalties. Violations are taken very seriously by the SEC, the federal agency responsible for enforcing the law in this area. Potential sanctions include:

●	disgorgement of profits gained or losses avoided and interest thereon;
●	a civil penalty of up to three times the profit gained or loss avoided;
●	a bar from acting as an officer or director of a publicly traded company;
●	a criminal fine (no matter how small the profit or the lack thereof) of up to $5 million; and
●	a jail term of up to 20 years.

These penalties can apply even if the individual is not a director or officer of the Company. The SEC has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, Nasdaq Capital Market and Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading. In addition to the potentially severe civil and criminal penalties for violation of the insider trading laws, violation of this Policy may result in the imposition by the Company of sanctions, including dismissal from the Company. A conviction or finding of liability for insider trading can also result in individuals being banned generally from employment in the securities or financial services industries or other employment, and even a mere allegation of insider trading can result in severe harm to professional and personal reputation.

VIII. Entire Policy

This Policy supersedes any previous policy of the Company concerning stock trading. In the event of any conflict or inconsistency between this Policy and other materials previously distributed by the Company, this Policy shall govern.

Receipt and Acknowledgment

I, _______________________________________, hereby acknowledge that I have received and read a copy of the BIO-key Insider Trading Policy and agree to comply with its terms.

I understand that violation of insider trading or tipping laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above-titled policy may subject me to discipline by the Company up to and including termination for cause.

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Signature                                                                                                Date

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(Print Name)